UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Definitive Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☐
Filed by a Party other than the Registrant	☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
SAKS INCORPORATED
(Name of Registrant as Specified in Its Charter)

P. Schoenfeld Asset Management LP
Peter Schoenfeld
PSAM Texas Master Fund
PSAM Texas Fund Limited
PSAM Texas Partners L.P.
Synapse IV LLC
PSAM WorldArb Master Fund Ltd.
PSAM WorldArb Fund Limited
PSAM WorldArb Partners L.P.
WSCI Limited Partnership
Synapse I LLC
Spartan Partners L.P.
Dhananjay M. Pai

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying - value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

RiskMetrics Group and Glass Lewis Recommend

Saks Incorporated Shareholders Support P. Schoenfeld Asset Management’s

Initiatives to Improve Saks’ Corporate Governance

In an Open Letter PSAM Encourages All Saks Shareholders to Vote for Better Corporate Governance and More Director Accountability

NEW YORK, May 26, 2009 – P. Schoenfeld Asset Management LP (PSAM) announced today that RiskMetrics Group (formerly ISS) and Glass Lewis, two of the leading providers of comprehensive proxy research, have recommended that Saks Incorporated (NYSE: SKS) shareholders support PSAM’s initiatives to improve Saks’ corporate governance and director accountability at Saks’ annual meeting to be held on Wednesday, June 3, 2009.

PSAM also has sent an open letter to fellow Saks shareholders asking them to support PSAM’s efforts to make Saks and its Board of Directors more accountable. A copy of the letter is included in this press release.

The RiskMetrics (or RMG) report, dated May 22, 2009, in reporting its conclusions states:

Vote FOR the Declassification of Saks’ Board of Directors

“The ability to elect directors is the single most important use of the shareholder franchise, and all directors should be accountable on an annual basis. A classified board can entrench management and effectively preclude most takeover bids or proxy contests. Board classification forces dissidents and would-be acquirers to negotiate with the incumbent board, which has the authority to decide on offers without a shareholder vote.”*

Vote FOR the Implementation of Majority Voting of Saks’ Directors

“Director accountability is the hallmark of good governance. The board election process must ensure that shareholders’ expressions of dissatisfaction with the performance of directors have meaningful consequences. A majority vote standard transforms the director election process from a symbolic gesture to a meaningful voice for shareholders. RMG advocates that a majority vote standard coupled with a director resignation policy would give full effect to the shareholder franchise.”*

WITHHOLD Support for the Re-Election of C. Warren Neel and the Other Three Nominees to Saks’ Board

“In a Form 8-K, filed on November 26, 2008, [Saks] announced that it had adopted a poison pill. The poison pill was not approved by shareholders and will not be put to shareholder vote at the company’s June 3, 2009 meeting. RMG believes that shareholders should have a voice in the adoption of a poison pill and its corresponding features and recommends shareholders withhold votes from continuing directors when the company fails to afford shareholders this opportunity.”*

Peter Schoenfeld, Chairman and CEO of PSAM, said: “We are pleased that both of the leading independent proxy advisors, RiskMetrics and Glass Lewis, support our effort to improve Saks’ corporate governance and make the underperforming company and its board of directors more accountable to shareholders. We believe the initiatives we advocate will help put Saks back on the right path and we encourage Saks’ shareholders to support us by voting the GOLD proxy card.”

Mr. Schoenfeld continued: “Every vote in this election is important and we strongly recommend that all shareholders act promptly and vote their shares by Internet or telephone to ensure they are received in time to be counted at the meeting on June 3rd – it is only one week away. In addition to our GOLD proxy, shareholders may also vote management’s WHITE proxy to follow RiskMetrics’ or Glass Lewis’ recommendation to all their institutional investor clients – simply vote “FOR” our advisory proposal to recommend that Saks’ board take action to eliminate the staggered board and WITHHOLD support for the re-election of Mr. Neel and the three other Saks directors to the board.”

If shareholders have any questions or need assistance in voting the GOLD proxy or the WHITE management proxy, they may contact MacKenzie Partners, Inc., who is assisting PSAM in this solicitation, toll-free at 800-322-2885 or by email at saksproxy@mackenziepartners.com.

The full text of PSAM’s open letter to Saks’ shareholders follows:

May 26, 2009

HELP US MAKE THE SAKS BOARD MORE ACCOUNTABLE

Dear Fellow Saks Shareholder:

P. Schoenfeld Asset Management LP (PSAM), the owner of approximately 2,137,365 shares of Saks common stock, is writing to ask for your support in our effort to reform Saks’s corporate governance practices and revitalize and make Saks’ board of directors more accountable for the benefit of all shareholders.

We believe that Saks is a company with chronic problems due in large part to its entrenched and static board. Last week’s pricing by Saks of a $105 million convertible debt offering is a reminder that the company faces a wave of near-term debt maturities and that Saks may have to accept onerous terms in order to roll over this debt. According to its 10-K for the fiscal year ended January 31, 2009, Saks had over $350 million in debt and capital leases come due by the end of 2011. We believe that Saks and its shareholders need a strong, responsive board to address the company’s financial, operating and governance challenges.

Unfortunately, Saks has a board which, we believe, is passive, disengaged and insulated from shareholder concerns. All but one board member has served at least five continuous years, and the average tenure of all current directors is 12 years. Saks’ current board is essentially the same board that presided over the strategic errors that, we believe, have made Saks into the underperforming giant of luxury retailing.

The Wall Street Journal’s May 20, 2009 “Heard on the Street” column sums up Saks’ current crisis well:

“...same-store sales fell 25% in the first quarter, and there is no quick fix. Saks is saddled with underperforming stores in less-affluent areas [emphasis added]. The company says it is willing to close some locations, but most of its 75 leases don’t expire for several years and, in many cases, would be tough to unload.”*

It further concludes:

“Management should shed as many underperforming stores as possible. But that will take years. Barring a miraculous bounce in luxury demand, shareholders will continue to pay for Saks’s overexpansion for some time to come. [emphasis added]”*

ONLY ANNUAL ELECTIONS OF DIRECTORS WILL LEAD TO A BETTER MANAGED SAKS

We strongly believe shareholders should not expect directors who presided over the implementation of the strategies that led to Saks’ financial debacle to suddenly have an epiphany about the error of their ways. We believe that, with a strong message that shareholders want annual elections of all directors, Saks can become better managed and more responsive to its shareholders.

We submitted a shareholder proposal to destagger the board last December, and attempted, through private discussions, to get the board to join us and agree to present a proposal to shareholders to eliminate Saks’ classified board. Unfortunately, Saks chose instead to take the neutral position reflected in its proxy statement. In our opinion, neutrality is not an adequate board response to the need to improve the company’s corporate governance.

After ending our unproductive discussions with management, we reluctantly decided to engage in a proxy solicitation because we concluded that the board would not act appropriately unless shareholders send a strong message that they are dissatisfied with Saks’ corporate governance.

SAKS COULD BENEFIT FROM CHANGE AT THE BOARD LEVEL

Separate and apart from our proxy solicitation, we believe Saks could benefit from new directors who can re-energize the board and put the company on the right path. Saks is fortunate that it has major shareholders who can provide it with the strategic assistance it needs in this regard. While we have never discussed this subject with either Mr. Carlos Slim Helú or Mr. Diego Della Valle, Saks’ two largest shareholders, we intend to reach out to them to strongly encourage them to enter into discussions with Saks to work toward the goals of adding two new directorships and appointing individuals recommended by them or other major shareholders to fill the new positions.

PLEASE SUPPORT OUR INITIATIVES TO IMPROVE SAKS’ GOVERNANCE

Our proxy solicitation advocates three initiatives that we believe will lead to a better managed Saks that is more responsive to its shareholders. It recommends that all of Saks’ shareholders vote to take the following actions at Saks’ annual meeting to be held on Wednesday, June 3, 2009:

1.

Ask the Saks Board to eliminate the staggered board. We believe that annual election of all directors is the most basic step toward good corporate governance. Large companies have been destaggering their boards in recent years, culminating in a majority of S&P 500 companies electing all directors annually by 2006 and two-thirds of S&P 500 companies electing all directors annually by 2008. But the Saks board has failed to endorse even this initial step toward good governance. Given the Saks board’s track record, we do not expect them to deal aggressively with the company’s problems if they continue to be insulated from shareholder concerns through the staggered board structure.

2.

Withhold votes from C. Warren Neel. We believe that Mr. Neel is an appropriate symbol of Saks’ poor corporate governance record. Mr. Neel is the executive director of the Center for Corporate Governance at the University of Tennessee, Knoxville, and has sat on Saks’ corporate governance committee for over five years. With this resume, Mr. Neel should be expected to lead corporate governance reform at Saks. It is disappointing to us that he has allowed Saks to disengage totally from the movement toward governance reform that is occurring in Corporate America. Withholding votes on Mr. Neel will send the message that Saks’ shareholders expect better governance and better performance from the board, and that shareholders will hold those board members who do not deliver accountable. And, emblematic of Saks’ corporate governance shortcomings, the current Chair of the company’s corporate governance committee, Donald Hess, is not up for re-election until next year when his three-year term expires.

3.	Ask the Saks Board to institute majority voting. A vote for this proposal will show the board that a withhold vote on directors is not just a protest vote. Under the existing plurality voting system, a nominee is re-elected even if “withhold” votes far exceed “for” votes. We believe that plurality voting is simply not in the best interests of shareholders or in keeping with a company that adheres to sound, responsible corporate governance. If a nominee fails the majority vote test, we believe that nominee should not be re-elected; and we believe the other directors should find a suitable replacement for the unsuccessful nominee. To make the majority voting system more effective, we believe that the board should adopt a bylaw or governance policy that requires existing directors to submit their resignations to the board if they are not re-elected by a majority vote. Shareholder action would not be required to adopt this policy or bylaw.

These corporate governance reforms and the addition of two new directorships are essential to the long-term health of Saks. We thank you for your attention to this matter and we welcome a dialogue with you to help Saks improve its corporate governance and become more accountable to all shareholders.

Since the time remaining is short, please be sure to vote your shares today by Internet or telephone. We have mailed all shareholders a GOLD proxy, which you can use to send in your vote – you may also vote on the WHITE management proxy, but you should be sure to indicate how you want your shares voted on each proposal. If you need assistance in voting the GOLD proxy or the WHITE management proxy, you may contact MacKenzie Partners, Inc., who is assisting us in this solicitation, toll-free at 800-322-2885 or by email at saksproxy@mackenziepartners.com.

Sincerely,

Peter Schoenfeld

Chairman and CEO

P. Schoenfeld Asset Management LP

If you have any questions, require assistance with voting your GOLD proxy card, or need additional copies of the proxy materials, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

saksproxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

TOLL-FREE (800) 322-2885

IMPORTANT INFORMATION

P. Schoenfeld Asset Management LP and related parties participating in the solicitation of proxies (“PSAM”) filed its definitive proxy statement with the U.S. Securities and Exchange Commission on May 15, 2009 relating to PSAM’s solicitation of proxies from the stockholders of Saks Incorporated (“Saks”) with respect to the Saks’ 2009 annual meeting of shareholders. The definitive proxy statement contains detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Saks’ shareholders.

PSAM may also file other relevant documents. PSAM ADVISES SECURITY HOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

PSAM’s proxy statement and other relevant documents may be obtained without charge from the SEC’s website at www.sec.gov and from PSAM by contacting MacKenzie Partners, Inc. by telephone at (800) 322-2885 or by e-mail at saksproxy@mackenziepartners.com.

* Permission to use these quotations from the publications indicated has been neither sought nor obtained.

#                 #                     #

Media Contact:

Steve Bruce or Chuck Dohrenwend, The Abernathy MacGregor Group, 212-371-5999

Investor Contact:

Dan Burch, Laurie Connell or Keith Parnell, MacKenzie Partners, Inc., 212-929-5500 or 800-322-2885, or via email at saksproxy@mackenziepartners.com